UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 25, 2024

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Predictive Oncology Inc.

(Exact name of registrant as specified in its charter)

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Delaware	001-36790	33-1007393
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

91 43rd Street, Suite 110

Pittsburgh, Pennsylvania 15201

(Address of Principal Executive Offices) (Zip Code)

(412) 432-1500

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

_______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	POAI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 25, 2024, Predictive Oncology Inc. (the "Company") entered into definitive agreements with certain of its existing warrant holders for the exercise of warrants to purchase an aggregate of 958,117 shares of its common stock having a current exercise price of $14.00 originally issued in February 2021, June 2021 and May 2022, at a reduced exercise price of $1.32 per share.  The issuance and/or resale of the shares of common stock issuable upon exercise of the existing warrants, as applicable, are registered pursuant to certain previously filed and effective registration statements.  The gross proceeds to the Company from the exercise of the existing warrants were approximately $1.26 million, prior to deducting placement agent fees and transaction expenses payable by the Company.

In consideration for the immediate cash exercise of the warrants, the Company concurrently issued to the warrant holders new unregistered Series A warrants to purchase up to 958,117 shares of common stock (the “Series A Warrants”) and new Series B warrants to purchase up to 958,117 shares of common stock (the “Series B Warrants”). The Series A Warrants and the Series B Warrants have an exercise price of $1.07 per share, and are exercisable immediately upon issuance.  The Series A Warrants have a term equal to five years from the date of issuance, and the Series B Warrants have a term equal to 18 months from the date of issuance.

The transactions described above closed on July 26, 2024.

The Company intends to use the net proceeds from these warrant exercises, coupled with an additional $3.58 million in net proceeds raised in May 2024 through the Company’s at-the-market facility, for working capital and other general corporate purposes.

H.C. Wainwright & Co., LLC (“Wainwright”) acted as the exclusive placement agent for the above-mentioned transactions. The Company paid Wainwright as consideration (i) an aggregate cash fee equal to 7.0% of the gross proceeds from the exercise of the existing warrants, (ii) a management fee equal to 1.0% of the aggregate gross proceeds from the exercise of the existing warrants, (iii) $35,000 for expenses, and (iv) $15,950 for clearing fees. Additionally, the Company issued to Wainwright (or its designees) as compensation, warrants to purchase up to 67,068 shares of common stock of the Company (equal to 7.0% of the aggregate number of existing warrants exercised in the offering) (the “Placement Agent Warrants”). The Placement Agent Warrants have a term of five years from the closing of the offering and an exercise price of $1.65 per share.

The Series A Warrants, the Series B Warrants and the Placement Agent Warrants (the “New Warrants”) are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and, along with the shares of common stock issuable upon exercise of the New Warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, these warrants and the shares of common stock underlying these warrants may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock issuable upon the exercise of these warrants.

 The foregoing description of the Series A Warrants, the Series B Warrants, the Placement Agent Warrants, and the agreement with the existing warrant holders is qualified in its entirety by reference to such documents, forms of which are filed as Exhibits 4.1, 4.2, 4.3 and 4.4, respectively, to this Current Report, which are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 is incorporated herein by this reference. The issuance of the New Warrants and the shares of common stock issuable thereunder were not and are not be registered under the Securities Act. For these issuances, the Company relied on the exemption from federal registration under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, based on the Company’s belief that the offer and sale of such securities has not and will not involve a public offering.

Item 8.01. Other Events.

On July 26, 2024, the Registrant issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Form of Series A Warrant
4.2	Form of Series B Warrant
4.3	Form of Placement Agent Warrant
4.4	Form of Warrant Inducement Agreement
99.1	Press Release dated July 26, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Predictive Oncology Inc.

Date: July 29, 2024	By:	/s/ Josh Blacher
Josh Blacher
Interim Chief Financial Officer